Exhibit 99.1

AITX's Steve Reinharz Issues Op-Ed to Reuters Declaring "AI Isn't the Enemy. Standing Still Is."

Reinharz Responds to Fears of Job Displacement, Urges Business Leaders and Consumers to Embrace AI's Acceleration

Detroit, Michigan, August 21, 2025 - Artificial Intelligence Technology Solutions, Inc. (the Company), (OTCID:AITX), today announced that its CEO/CTO and founder, Steve Reinharz, has issued an op-ed to Reuters responding to recent coverage of public concerns around artificial intelligence and job displacement. In the piece, titled "AI Isn't the Enemy. Standing Still Is.", Reinharz challenges both business leaders and consumers to reject fear and instead move decisively to embrace the opportunities that AI acceleration presents.

AI Isn't the Enemy.
Standing Still Is.
AITX
Artificial Intelligence Technology Solutions Inc.
aitx.ai
$AITX
stevereinharz.com

A Reuters/Ipsos poll recently revealed that 71 percent of Americans fear AI will permanently displace jobs1, reflecting a wave of uncertainty about the technology's rapid rise. Reinharz counters that while the concern is understandable, standing still is the greater danger. He argues that success in this era will belong to those who adapt quickly, embrace intelligent tools, and build confidence in AI's ability to amplify human potential rather than replace it.

"Fear is natural, but fear cannot be the strategy," said Reinharz. "In every great transformation, there are winners and losers. Winners in this new era will be the ones who act with purpose, learn faster than the competition, and use AI to build smarter, stronger organizations. Those waiting on the sidelines will simply be left behind."

Reinharz is no stranger to tackling the future of work and the challenges of automation. He previously authored 'Navigating the New Economy: Jobs & Automation, Challenges & Opportunities', a comprehensive look at how industries and workers can adapt to automation, and most recently, the 'AIR (Autonomous Intelligent Response) Manifesto', which explores how AI-driven systems will redefine security and beyond. These works underscore his commitment to preparing businesses and society for the accelerating changes ahead.

Reinharz points out that AI is not just another technology upgrade, but a transformation on par with electricity, the internet, and smartphones. The difference, he emphasizes, is the speed. What once took decades to reshape industries is now happening in months. For individuals, this means skills and adaptability matter more than titles. For businesses, the choice is even starker: embrace intelligent automation to scale and innovate, or risk falling permanently behind competitors who do.

Reinharz concludes that the real threat is not artificial intelligence itself but the failure to act. He urges businesses, investors, and consumers alike to recognize that the future is already unfolding, and the only way to benefit is to participate. "The future does not wait for permission," Reinharz added. "AI is already shaping our world. The question is whether we will shape it with intention or allow it to shape us."

The full op-ed, "AI Isn't the Enemy. Standing Still Is.", is available at www.stevereinharz.com/ai-isnt-the-enemy-standing-still-is.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry2 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.reuters.com/world/us/americans-fear-ai-permanently-displacing-workers-reutersipsos-poll-finds-2025-08-19/

2 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/